Exhibit 99.1

MEMC Electronic Materials, Inc. 501 Pearl Drive (City of O’Fallon) Post Office Box 8 St. Peters, Missouri 63376 USA Phone: 636-474-5000 Fax: 636-474-5158 www.memc.com	For Immediate Release

MEMC REPORTS RECORD FIRST QUARTER RESULTS

St. Peters, MO, April 26, 2006 – MEMC Electronic Materials, Inc. (NYSE: WFR) today reported preliminary financial results for the first quarter ended March 31, 2006.

Highlights:

•	Record net sales of $340 million
•	Record gross margin of $136.4 million, or 40.1% of sales
•	Cash balance increases by more than $83 million vs. prior quarter
•	MEMC signs $1.6 billion LOI for supply of solar wafers

The company announced first quarter 2006 net sales of $339.9 million. Increased product volumes and higher selling prices drove the sequential improvement.

The company reported gross margin in the quarter of $136.4 million, or 40.1% of sales, results which include a $0.6 million stock option expense. In the first quarter of 2006, MEMC began expensing stock-based compensation pursuant to FAS 123R.

Operating income, which includes a total of $3.2 million of stock option expense, was $102.5 million, or 30.2% of net sales. Operating expenses of $33.9 million, or 10.0% of sales, increased by $2.4 million sequentially due to the inclusion of $2.6 million of stock option expense.

On a non-GAAP basis, using an effective cash tax rate of 19%, net income for the first quarter of 2006 was $83.1 million (including $3.2 million in pre-tax option expense) and non-GAAP diluted EPS was $0.36 (which includes approximately $0.01 impact from options). Net income for the first quarter, using a book tax rate of 34% and including $3.2 million in stock option expense, was $67.8 million and diluted EPS was $0.30.

MEMC ended the first quarter with cash and cash equivalents of $237.0 million, compared to $153.6 million at the end of the prior quarter, and $116.3 million in the year ago period. Operating cash flow for the quarter was $120.6 million, or 35.5% of sales. Capital expenditures for the quarter totaled $30.6 million. Free cash flow (operating cash flow minus capital expenditures) was $90.0 million or 26.5% of sales.

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MEMC ELECTRONIC MATERIALS

“The pricing environment continued to improve during the quarter due to increased volumes, high utilization rates, and a polysilicon supply chain that continues to be constrained,” said Nabeel Gareeb, MEMC’s chief executive officer. “As a result, MEMC set new financial records in several categories including revenue, gross margin and operating profit. We also signed a $1.6 billion letter of intent to supply solar wafers over an 8 year period to a leading solar cell manufacturer. We are looking forward to finalizing the agreement and to start providing wafers to the fast growing solar market in the second half of this year.”

Outlook

“Broad-based demand momentum continues into the second quarter. Wafer demand has accelerated, we are seeing strength across virtually all products and geographic regions, and the raw material polysilicon continues to be in short supply. As a result, the pricing environment continues to strengthen.”

“Based on this environment, we are targeting second quarter 2006 sales to increase by approximately 5-7% over the strong first quarter of 2006. In addition, we expect to see an additional 200-300 basis point improvement over the gross and operating margins achieved in the first quarter. Operating expenses should be approximately $34-$35 million, including option expense of just over $3 million,” concluded Gareeb.

Financial Reporting Update

On January 26, 2006 the company provided unaudited financial results for 2005, which reflected the company’s understanding of its financial results as of that time. As part of this earnings release, to allow for period comparisons, the company has also provided an update to those results to reflect the company’s current understanding of its 2005 financial statements. These updated results follow the 2006 first quarter results set forth immediately after the narrative text of this press release. The updated results also include a brief summary of the reasons behind any updated numbers. More detailed explanations of these updated numbers will be set forth in the company’s Form 10-Qs for the first three quarters of 2005 and Form 10-K for 2005 when those documents are filed with the SEC.

The preliminary results for the first quarter of 2006 are subject to review by the company’s independent registered public accountants before filing on Form 10-Q and the preliminary results for the 2005 quarters and year are subject to audit by the company's independent registered public accountants. The company is continuing its work to finalize its restated Form 10-Qs for the first two quarters of 2005 and its third quarter Form 10-Q which must be completed before the filing of the 2005 Form 10-K. Information contained herein is therefore subject to change.

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MEMC ELECTRONIC MATERIALS

Conference Call

MEMC will host a conference call today, April 26, 2006, at 5:30 p.m. ET to discuss the company’s preliminary first quarter results and related business matters. A live webcast will be available on the company’s web site at www.memc.com. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

A replay of the conference call will be available from 7:30 p.m. ET on April 26, 2006, until 11:59 p.m. ET on May 3, 2006. To access the replay, please dial (203) 369-3326 at any time during that period. A replay will also be available until 11:59 pm ET on May 3, 2006 on the company’s web site at www.memc.com.

About MEMC

MEMC is a global leader in the manufacture and sale of wafers and related intermediate products to the semiconductor and solar industries. MEMC has been a pioneer in the design and development of wafer technologies over the past four decades. With R&D and manufacturing facilities in the U.S., Europe and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells.

Contact:

Bill Michalek

Director, Investor Relations

MEMC Electronic Materials, Inc.

(636) 474-5443

Certain matters discussed in this news release are forward-looking statements, including our expectation that second quarter 2006 sales will increase by 5-7% over first quarter 2006 sales, that the company will experience an additional 200-300 basis point improvement in the second quarter of 2006 over the first quarter gross and operating margins and that operating expenses should be approximately $34-$35 million for the second quarter of 2006, including option expense of just over $3 million. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include market demand for wafers and semiconductors as well as polysilicon; customer acceptance of our new products; utilization of manufacturing capacity; our ability to reduce manufacturing and operating costs; inventory levels of our customers; changes in the pricing environment; assumptions underlying management’s financial estimates; general economic conditions; actions by competitors, customers and suppliers; the impact of competitive products and technologies; changes in currency exchange rates and other risks described in the company’s filings with the Securities and Exchange Commission. These forward-looking statements represent the company’s judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

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MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; Dollars in thousands, except share data)

	Three Months Ended

	March 31,	December 31,	March 31,
	2006	2005	2005

Net sales	$ 339,906	$ 314,349	$ 249,292
Cost of goods sold	203,461	195,200	167,881
Gross margin	136,445	119,149	81,411
Operating expenses:
Marketing and administration	21,938	21,471	18,268
Research and development	12,005	10,076	10,039
Operating income	102,502	87,602	53,104
Nonoperating (income) expense:
Interest expense	982	1,705	1,911
Interest income	(1,591)	(1,572)	(711)
Currency (gains) losses	(363)	765	731
Other, net	(497)	413	(647)
Total nonoperating (income) expense	(1,469)	1,311	1,284
Income before income taxes, equity in loss of joint venture and minority interests	103,971	86,291	51,820
Income tax provision (benefit)	35,028	22,497	(30,751)
Income before equity in loss of joint venture and minority interests	68,943	63,794	82,571
Equity in loss of joint venture	-	-	-
Minority interests	(1,116)	(2,474)	(1,764)
Net income	$ 67,827	$ 61,320	$ 80,807

Basic income per share	$ 0.31	$ 0.28	$ 0.39
Diluted income per share	$ 0.30	$ 0.27	$ 0.36
Weighted average shares used in computing basic income per share	221,744,847	221,164,731	208,826,451
Weighted average shares used in computing diluted income per share	229,595,235	228,284,715	223,934,369

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited; Dollars in thousands)

	March 31,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$ 236,969	$ 153,611
Accounts receivable, net	139,152	129,378
Inventories	110,256	117,450
Prepaid and other current assets	60,825	39,733
Total current assets	547,202	440,172
Property, plant and equipment, net	525,712	501,695
Deferred tax assets, net	177,888	215,527
Other assets	52,409	51,328
Total assets	$ 1,303,211	$ 1,208,722

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$ 3,229	$ 17,475
Accounts payable	117,112	105,788
Accrued liabilities	23,609	30,996
Deferred revenue	6,233	7,017
Accrued wages and salaries	24,613	21,990
Income taxes payable	21,807	2,202
Total current liabilities	196,603	185,468
Long-term debt, less current portion	34,950	34,821
Pension and similar liabilities	109,196	111,621
Other liabilities	41,516	38,509
Total liabilities	382,265	370,419
Minority interests	55,048	53,932
Commitments and contingencies
Stockholders' equity:
Preferred stock
Common stock	2,226	2,223
Additional paid-in capital	204,437	197,687
Retained earnings	692,962	625,135
Accumulated other comprehensive loss	(29,433)	(36,275)
Deferred compensation	(23)	(128)
Treasury stock	(4,271)	(4,271)
Total stockholders' equity	865,898	784,371
Total liabilities and stockholders' equity	$ 1,303,211	$ 1,208,722

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; Dollars in thousands)
	Three Months Ended

	March 31,	December 31,	March 31,
	2006	2005	2005

Cash Flows from Operating Activities:
Net income	$ 67,827	$ 61,320	$ 80,807
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,034	15,320	13,339
Minority interests	1,116	2,423	1,764
Stock compensation	3,572	1,673	386
Equity in loss of joint venture	-	-	-
Working capital and other	32,029	24,713	(33,813)
Net cash provided by operating activities	120,578	105,449	62,483

Cash Flows from Investing Activities:
Capital expenditures	(30,572)	(21,171)	(54,051)
Proceeds from sale of property, plant and equipment	145	15	-
Other	-	1,736	-
Net cash used in investing activities	(30,427)	(19,420)	(54,051)

Cash Flows from Financing Activities:
Net short-term borrowings	(12,373)	389	10,310
Principal payments on long-term debt	-	(78,515)	(883)
Proceeds from issuance of common stock	3,287	1,944	3,867
Net cash provided by (used in) financing activities	(9,086)	(76,182)	13,294

Effect of exchange rate changes on cash and cash equivalents	2,293	517	2,279

Net increase in cash and cash equivalents	83,358	10,364	24,005
Cash and cash equivalents at beginning of period	153,611	143,247	92,314
Cash and cash equivalents at end of period	$ 236,969	$ 153,611	$ 116,319

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

SUMMARY: The MEMC earnings announcements on November 16, 2005 and January 26, 2006 included quarterly statements of operations summaries and a full 2005 summary based on management's then most current understanding of the Company's financial position. Management continues to work on finalizing the 2005 quarterly reports on Form 10-Q and the annual report on Form 10-K for 2005. The consolidated statements of operations below include all known adjustments to date to the financial statements previously reported. Also set forth below is a brief summary of the changes to the previously reported financial statements. More detailed explanations of these updated numbers will be set forth in the company’s Form 10-Qs for the first three quarters of 2005 and Form 10-K for 2005 when those documents are filed with the SEC.

Consolidated Condensed Statements of Operations
(Unaudited; Dollars in thousands, except share data)

	------------------------Three Months Ended------------------				2005
	3/31/2005	6/30/2005	9/30/2005	12/31/2005	Total
Net sales	$ 249,292	$ 273,988	$ 280,036	$ 314,349	$ 1,117,665
Cost of goods sold	167,881	181,989	191,951	195,200	737,021
Gross margin	81,411	91,999	88,085	119,149	380,644

Marketing and administration	18,268	18,679	18,530	21,471	76,948
Research and development	10,039	10,599	10,072	10,076	40,786

Operating income	53,104	62,721	59,483	87,602	262,910

Nonoperating expense	1,284	1,496	1,531	1,311	5,622
Income before income taxes	51,820	61,225	57,952	86,291	257,288
Income tax (benefit) provision	(30,751)	16,884	(85,121)	22,497	(76,491)
Income before minority interests	82,571	44,341	143,073	63,794	333,779
Minority interests	(1,764)	(2,019)	(1,197)	(2,474)	(7,454)
Net income	$ 80,807	$ 42,322	$ 141,876	$ 61,320	$ 326,325

Diluted income per share	$ 0.36	$ 0.19	$ 0.62	$ 0.27	$ 1.44
Diluted weighted average shares	223,934,369	224,681,998	227,148,309	228,284,715	226,449,944

REVENUE: Overall 2005 revenue has been adjusted lower by $7.0 million, which reduces net sales from $1,124.7 million to $1,117.7 million. A deferred revenue adjustment was booked in the fourth quarter which reduced net sales for the year by $6.2 million. In addition, a $3.3 million reduction in first quarter sales was booked with an offsetting increase of $3.3 million in fourth quarter sales. These other adjustments were related primarily to revised sales terms, offset by certain accrual adjustments.

GROSS MARGIN: Quarterly cost allocations to R&D were reversed and charged to cost of goods sold, which increased 2005 cost of goods sold by $10 million. This adjustment also had a small favorable impact on operating profit because a portion of these costs were inventoriable. The $6.2 million deferred revenue adjustment reduced gross margin by $6.2 million. A prior years’ adjustment to eliminate profit in inventory was recorded in the first quarter, which increased cost of goods sold for the year by $3.5 million. 2005 cost of goods sold also increased due a $2.0 million adjustment to retiree health benefits; a $2.2 million adjustment to capital expenditures; a $1.0 million adjustment to the formula for deferring standard cost variances; a $1.3 million payroll adjustment; a $0.9 million additional inventory reserve; and $1.5 million of other adjustments. The aggregate impact of these adjustments increased cost of goods sold and reduced gross margin, by $28.4 million. This reduced 2005 gross margin as a percent of sales from 36.4% to 34.1%.

RESEARCH AND DEVELOPMENT EXPENSE: A manufacturing cost allocation to R&D expense was reduced by $10.0 million because it was determined that certain costs in this allocation were inventoriable manufacturing costs and should be accounted for in cost of sales and inventory. This adjustment reduced 2005 R&D expense as a percent of sales from 4.5% to 3.6%. The inventory portion of this adjustment resulted in a small increase in operating income.

MARKETING AND ADMINISTRATION EXPENSE: An employee stock option expense adjustment in the fourth quarter increased Marketing and Administration expense by $1.5 million. The Company changed its estimate for external audit fees, thereby increasing expense by $1.2 million. An adjustment related to retiree health benefits increased this expense by $0.8 million. Total adjustments for 2005 increased Marketing & administration expense by $3.7 million. This increased 2005 expense as a percent of sales from 6.5% to 6.9%.

INCOME BEFORE INCOME TAXES: The cumulative impact of the above adjustments reduced 2005 pretax income by 8.0% or $22.2 million. This reduced 2005 pre-tax diluted earnings per share by $0.07.

PROVISION FOR INCOME TAXES: The purchase price of MEMC in 2001, specifically as it relates to calculation and timing of favorable discrete income tax adjustments and the reversal of valuation allowances, involves complex income tax accounting issues. Adjustments to account for these issues resulted in significant quarterly changes from amounts previously reported, such as a $67.6 million increase in fourth quarter income taxes, and offsetting favorable adjustments primarily in the third and first quarter of 2005. The net impact of these income tax adjustments for the year was $4.0 million and increased diluted earnings per share by $0.02. Income tax expense for 2005 is still under review, however, and could unfavorably reduce diluted earnings per share by up to $0.18 per share.

DILUTED EARNINGS PER SHARE: Cumulative adjustments summarized above reduce 2005 earnings per share by $0.05 to $1.44 per share.

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited; Dollars in thousands)

	March 31,	June 30,	September 30,	December 31,
	2005	2005	2005	2005

ASSETS
Current assets:
Cash and cash equivalents	$ 16,319	$ 100,997	$ 143,247	$ 153,611
Accounts receivable, net	134,485	141,759	130,393	129,378
Inventories	135,905	131,867	129,930	117,450
Prepaid and other current assets	26,339	23,061	32,608	39,733
Total current assets	413,048	397,684	436,178	440,172
Property, plant and equipment, net	475,957	503,179	508,265	501,695
Deferred tax assets, net	174,888	174,529	323,767	215,527
Other assets	54,527	53,338	51,553	51,328
Total assets	$ 1,118,420	$ 1,128,730	$ 1,319,763	$ 1,208,722

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$ 33,537	$ 38,276	$ 25,931	$ 17,475
Accounts payable	133,790	104,988	104,343	105,788
Accrued liabilities	24,092	27,391	15,517	30,996
Deferred revenue	-	-	13,261	7,017
Accrued wages and salaries	24,080	23,122	28,011	21,990
Income taxes payable	27,097	33,479	56,355	2,202
Total current liabilities	242,596	227,256	243,418	185,468
Long-term debt, less current portion	113,345	108,229	106,706	34,821
Pension and similar liabilities	115,580	113,252	109,292	111,621
Other liabilities	75,301	79,084	96,245	38,509
Total liabilities	546,822	527,821	555,661	370,419
Minority interests	48,242	50,262	51,459	53,932
Stockholders' equity	523,356	550,647	712,643	784,371
Total liabilities and stockholders' equity	$ 1,118,420	$ 1,128,730	$ 1,319,763	$ 1,208,722

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited; Dollars in thousands)
	Three Months Ended				Twelve Months Ended

	March 31,	June 30,	September 30,	December 31,	December 31,
	2005	2005	2005	2005	2005

Cash Flows from Operating Activities:
Net income	$80,807	$ 42,322	$ 141,879	$ 61,320	$ 326,328
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,339	14,363	14,741	15,320	57,763
Minority interests	1,764	2,019	1,197	2,423	7,403
Stock compensation	386	217	174	1,673	2,450
Equity in loss of joint venture	-	-	-	-	-
Working capital and other	(33,813)	(19,442)	(77,407)	24,713	(105,949)
Net cash provided by operating activities	62,483	39,479	80,584	105,449	287,995

Cash Flows from Investing Activities	(54,051)	(50,897)	(31,649)	(19,420)	(156,017)

Cash Flows from Financing Activities:
Net short-term borrowings	10,310	6,085	(6,140)	389	10,644
Proceeds from issuance of long-term debt	-	-	60,000	-	60,000
Principal payments on long-term debt	(883)	(3,561)	(66,523)	(78,515)	(149,482)
Debt financing fees	-	-	(1,184)	-	(1,184)
Proceeds from issuance of common stock	3,867	1,254	7,752	1,944	14,817
Dividends to minority interest	-	(9,546)	-	-	(9,546)
Net cash provided by (used in) financing activities	13,294	(5,768)	(6,095)	(76,182)	(74,751)

Effect of exchange rate changes on cash and cash equivalents	2,279	1,864	(590)	517	4,070

Net increase (decrease) in cash and cash equivalents	24,005	(15,322)	42,250	10,364	61,297
Cash and cash equivalents at beginning of period	92,314	116,319	100,997	143,247	92,314
Cash and cash equivalents at end of period	$ 116,319	$ 100,997	$ 143,247	$ 153,611	$ 153,611